Exhibit 99.1

KIRBY CORPORATION

Contact: Kurt Niemietz

713-435-1077

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2025 THIRD QUARTER RESULTS

•
Third quarter 2025 earnings per share of $1.65, up 6% year-over-year

•
Inland marine third quarter impacted by lower utility, averaging in the mid-80% range for the quarter with improvement into the 85-90% range expected and already seen in the fourth quarter

•
Steady market conditions in coastal marine with operating margins improving to around 20%

•
Power generation revenue increased 24% sequentially and 56% year-over-year, helping to drive distribution and services margins to 11%

•
Kirby repurchased 1,314,009 shares at an average price of $91.30 for $120.0 million in the third quarter and an additional 428,955 shares at an average price of $84.13 for $36 million so far in the fourth quarter

HOUSTON, October 29, 2025 – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the third quarter ended September 30, 2025, of $92.5 million or $1.65 per share, compared with earnings of $90.0 million, or $1.55 per share for the 2024 third quarter. Consolidated revenues for the 2025 third quarter were $871.2 million compared with $831.1 million reported for the 2024 third quarter.

David Grzebinski, Kirby’s Chief Executive Officer, commented, “Kirby’s third quarter performance reflects our ability to adapt and deliver results, with continued strength in coastal marine and power generation, and focused execution in the face of softer inland market conditions.”

“In inland marine, market conditions experienced near-term softness during the third quarter, primarily due to seasonally favorable weather, improved navigational conditions, a lighter feedstock mix for our refinery and chemical customers, and fewer barges undergoing maintenance across the industry. At the same time, general petrochemical customer activity remained muted with ongoing softness in the chemical industry. These factors contributed to our barge utilization averaging in the mid-80% range. On the pricing front, we observed temporary weakness in the spot market. Spot market rates declined in the low-to-mid single digits both sequentially and year-over-year while term contract renewals were flat when compared to the prior year. In the fourth quarter, we are already seeing market conditions improve and expect this trend to continue. We also continue to see constraints in long-term barge construction keeping new supply in check.”

“In coastal marine, market fundamentals remained strong during the third quarter. Barge utilization levels were in the mid to high-90% range, supported by consistent customer demand and tight industry supply. Pricing continued to meaningfully improve, with term contract renewals up in the mid-teens range year-over-year. The combination of strong demand and limited vessel availability contributed to operating margins reaching around 20% for the quarter.”

“In distribution and services, our teams performed well and delivered year-over-year growth in both revenue and operating income, with solid contributions across most of our end markets. In power generation, revenues increased 56% year-over-year as demand from data centers and prime power customers continued to show strength. As inbound orders accelerated, our backlog grew, and we secured more opportunities in backup and behind-the-meter power applications. In the commercial and industrial market, revenues increased 4% year-over-year, supported by consistent marine repair activity and continued improvement in on-highway service. In oil and gas, while revenues declined year-over-year due to softness in conventional activity, we achieved a 5% increase in operating income driven by strong execution, strategic cost management, and sustained execution in e-frac equipment. Overall, the segment continued to perform well, reflecting strength in power generation and our agility in responding to changing demand patterns, with total segment operating income advancing 40% year-over-year.”

Segment Results – Marine Transportation

Marine transportation revenues for the 2025 third quarter were $484.9 million compared with $486.1 million for the 2024 third quarter. Operating income for the 2025 third quarter was $88.6 million compared with $99.5 million for the 2024 third quarter. Segment operating margin for the 2025 third quarter was 18.3% compared with 20.5% for the 2024 third quarter.

In the inland market, 2025 third quarter average barge utilization was in the mid-80% range, down from 2024 third quarter. During the quarter, average spot market rates were down in the low-to-mid single digits sequentially and compared to the 2024 third quarter. Term contracts that renewed in the third quarter were flat on average compared to a year ago. The inland market represented approximately 80% of segment revenues in the third quarter of 2025. Inland’s operating margin was in the high teens range for the quarter.

In coastal, market conditions were strong during the quarter, with Kirby’s barge utilization in the mid to high-90% range. Term contracts that renewed in the third quarter increased in the mid-teens range on average compared to a year ago. Coastal revenues increased 13% year-over-year driven by increased pricing. Coastal represented approximately 20% of marine transportation segment revenues during the third quarter and had an operating margin around 20%.

Segment Results – Distribution and Services

Distribution and services revenues for the 2025 third quarter were $386.2 million compared with $345.1 million for the 2024 third quarter. Operating income for the 2025 third quarter was $42.7 million compared with $30.4 million for the 2024 third quarter. Operating margin was 11.0% for the 2025 third quarter compared with 8.8% for the 2024 third quarter.

In the power generation market, revenues increased 56% and operating income increased 96% compared to the 2024 third quarter driven by strong execution on backlog. Orders continued to grow as the need for behind-the-meter power and back up capabilities remains critical. Overall, power generation revenues represented approximately 45% of segment revenues. Power generation operating margins were in the low double digits.

In the commercial and industrial market, revenues increased 4% and operating income increased 12% compared to the 2024 third quarter, fueled by steady marine repair work and gradual gains in on-highway repair services. Overall, commercial and industrial revenues represented approximately 44% of segment revenues. Commercial and industrial operating margins were in the high single digits.

In the oil and gas market, revenues declined 38% while operating income increased 5% compared to the 2024 third quarter driven by lower levels of conventional oilfield activity which resulted in decreased demand for new transmissions and parts partially offset by deliveries of e-frac equipment. Overall, oil and gas revenues represented approximately 11% of segment revenues. Oil and gas operating margins were in the low double digits.

Cash Generation

For the 2025 third quarter, EBITDA was $201.4 million compared with $190.5 million for the 2024 third quarter. During the quarter, net cash provided by operating activities was $227.5 million, and capital expenditures were $67.2 million. During the quarter, the Company had net proceeds from asset sales totaling $16.8 million. Kirby also used $120.0 million to repurchase stock at an average price of $91.30. As of September 30, 2025, the Company had $47.0 million of cash and cash equivalents on the balance sheet and $380.2 million of liquidity available. Total debt was $1,048.9 million and the debt-to-capitalization ratio was 23.8%.

2025 Outlook

Commenting on the outlook for the fourth quarter of 2025, Mr. Grzebinski said, “As we enter the fourth quarter, we remain focused on execution and disciplined capital allocation, while navigating evolving market conditions across our businesses. Despite near-term challenges in the inland market, we remain confident the inland barge cycle still has years to go given supply constraints. Our structural advantages in marine and growing backlog in power generation provide meaningful upside potential. With our strong balance sheet and robust free cash flow, we are well positioned to pursue strategic investments whether through targeted capital projects, selective acquisitions, or returning capital to shareholders. This financial strength provides us with the flexibility to manage near-term uncertainty while remaining focused on creating long-term value.”

In inland marine, market conditions are expected to remain stable, with some early signs of improvement evident. Seasonal weather factors could work to further reduce barge availability across the industry, which should support higher barge utilization for the full quarter. While term contract rates are expected to continue improving over the long term, driven by the slow pace of newbuild activity and tight vessel availability, spot market pricing could continue to face modest pressure in the near term if demand softness re-emerges. However, thus far in the fourth quarter we have seen a meaningful improvement in demand. Overall, inland revenues and margins are expected to improve modestly from the third quarter levels, assuming tighter barge availability holds in the fourth quarter.

In coastal marine, market fundamentals remain very favorable, with steady customer demand and barge utilization expected to hold in the mid to high-90% range. Pricing continues to benefit from limited availability of large capacity vessels and limited newbuilds, helping to offset inflationary and regulatory headwinds. Kirby expects to conclude the year with coastal revenues and operating margins comparable to the third quarter of 2025.

In distribution and services, the outlook reflects strength in growing markets with continued discipline in challenged areas. Power generation continues to be a strong contributor, with sustained demand from data centers and industrial customers driving order growth. OEM lead times and delivery schedules, now a consistent feature of the operating environment, remain a factor in project timing. In commercial and industrial, marine repair activity is strong, and the on-highway market continues to improve. Oil and gas growth remains limited by current market dynamics and customer capital discipline; however, we continue to demonstrate solid performance in e-frac and maintain strong cost control. For the segment, we now expect full-year revenues to be up in the mid-single digits, with operating margins in the high-single digits.

Kirby expects to generate net cash provided from operating activities of $620 million to $720 million in 2025 and capital spending is expected to range between $260 million to $290 million. Approximately $180 million to $210 million is associated with marine maintenance capital and improvements to existing inland and coastal marine equipment, and facility improvements. Up to approximately $80 million is associated with growth capital spending in both our businesses.

Conference Call

A conference call is scheduled for 7:30 a.m. Central Daylight Time today, Wednesday, October 29, 2025, to discuss the 2025 third quarter performance as well as the outlook for 2025. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at www.kirbycorp.com. For listeners who wish to participate in the question and answer session via telephone, please pre-register at Kirby Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release additionally includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2024 year and quarters are available in the Investor Relations section of Kirby’s website, www.kirbycorp.com, under Financials.

Forward-Looking Statements

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including adverse economic conditions, industry competition and other competitive factors, adverse weather conditions such as high water, low water, tropical storms, hurricanes, tsunamis, fog and ice, tornados, marine accidents, lock delays, fuel costs, interest rates, construction of new equipment by competitors, government and environmental laws and regulations, and the timing, magnitude and number of acquisitions made by the Company. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2024.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market services and genuine replacement parts for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and control systems, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high capacity lift trucks, construction equipment, and refrigeration trailers for use in a variety of industrial markets. Kirby also manufactures and remanufactures specialized equipment, including pressure pumping units, electric power generation equipment, and specialized electrical distribution and control equipment for oilfield service, railroad and other industrial customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2025	2024	2025	2024
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$484,941	$486,054	$1,453,652	$1,446,274
Distribution and services	386,220	345,095	1,058,623	1,017,287
Total revenues	871,161	831,149	2,512,275	2,463,561

Costs and expenses:
Costs of sales and operating expenses	580,491	552,091	1,656,065	1,657,004
Selling, general and administrative	87,812	84,119	268,945	254,708
Taxes, other than on income	9,768	8,973	29,140	27,327
Depreciation and amortization	66,873	60,653	196,273	177,777
Gain on disposition of assets	(3,002)	(1,617)	(4,759)	(2,206)
Total costs and expenses	741,942	704,219	2,145,664	2,114,610
Operating income	129,219	126,930	366,611	348,951
Other income	5,557	2,949	15,703	9,306
Interest expense	(11,838)	(12,498)	(35,105)	(38,468)
Earnings before taxes on income	122,938	117,381	347,209	319,789
Provision for taxes on income	(30,200)	(27,350)	(83,823)	(75,861)
Net earnings	92,738	90,031	263,386	243,928
Net earnings attributable to noncontrolling interests	(242)	(63)	(627)	(38)
Net earnings attributable to Kirby	$92,496	$89,968	$262,759	$243,890
Net earnings per share attributable to Kirby common stockholders:
Basic	$1.66	$1.56	$4.67	$4.20
Diluted	$1.65	$1.55	$4.64	$4.17
Common stock outstanding (in thousands):
Basic	55,626	57,753	56,212	58,129
Diluted	55,970	58,186	56,560	58,526

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Third Quarter		Nine Months
	2025	2024	2025	2024
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$92,496	$89,968	$262,759	$243,890
Interest expense	11,838	12,498	35,105	38,468
Provision for taxes on income	30,200	27,350	83,823	75,861
Depreciation and amortization	66,873	60,653	196,273	177,777
	$201,407	$190,469	$577,960	$535,996

Capital expenditures	$67,280	$76,383	$217,440	$245,990
Acquisitions of businesses and marine equipment	$9,200	$—	$106,450	$65,232

	September 30, 2025	December 31, 2024
	(unaudited, $ in thousands)
Cash and cash equivalents	$47,025	$74,444
Long-term debt, including current portion	$1,048,915	$874,948
Total equity	$3,363,241	$3,353,248
Debt to capitalization ratio	23.8%	20.7%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2025	2024	2025	2024
	(unaudited, $ in thousands)
Marine transportation revenues	$484,941	$486,054	$1,453,652	$1,446,274

Costs and expenses:
Costs of sales and operating expenses	300,021	296,114	889,797	897,351
Selling, general and administrative	34,985	34,064	108,854	103,712
Taxes, other than on income	7,266	6,524	21,842	21,104
Depreciation and amortization	54,100	49,876	158,954	146,772
Total costs and expenses	396,372	386,578	1,179,447	1,168,939

Operating income	$88,569	$99,476	$274,205	$277,335
Operating margin	18.3%	20.5%	18.9%	19.2%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2025	2024	2025	2024
	(unaudited, $ in thousands)
Distribution and services revenues	$386,220	$345,095	$1,058,623	$1,017,287

Costs and expenses:
Costs of sales and operating expenses	280,049	255,835	766,608	758,980
Selling, general and administrative	50,081	47,547	152,154	144,987
Taxes, other than on income	2,472	2,414	7,216	6,142
Depreciation and amortization	10,949	8,921	31,950	25,350
Total costs and expenses	343,551	314,717	957,928	935,459

Operating income	$42,669	$30,378	$100,695	$81,828
Operating margin	11.0%	8.8%	9.5%	8.0%

OTHER COSTS AND EXPENSES

	Third Quarter		Nine Months
	2025	2024	2025	2024
	(unaudited, $ in thousands)
General corporate expenses	$5,021	$4,541	$13,048	$12,418

Gain on disposition of assets	$(3,002)	$(1,617)	$(4,759)	$(2,206)

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):

	Third Quarter		Nine Months
	2025	2024(3)	2025	2024(3)
	(unaudited, $ in millions)
Net cash provided by operating activities	$227.5	$206.5	$358.0	$509.1
Less: Capital expenditures	(67.2)	(76.4)	(217.4)	(246.0)
Free cash flow(2)	$160.3	$130.1	$140.6	$263.1

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Third Quarter		Nine Months
	2025	2024	2025	2024
Inland Performance Measurements:
Ton Miles (in millions) (4)	3,497	3,135	10,485	9,769
Revenue/Ton Mile (cents/tm) (5)	10.8	12.5	11.1	12.0
Towboats operated (average) (6)	270	287	283	286
Delay Days (7)	1,442	2,061	8,791	8,902
Average cost per gallon of fuel consumed	$2.46	$2.65	$2.46	$2.77

Barges (active):
Inland tank barges			1,105	1,095
Coastal tank barges			28	28
Offshore dry-cargo barges			2	4
Barrel capacities (in millions):
Inland tank barges			24.5	24.2
Coastal tank barges			2.9	2.9

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in calculating performance compensation pursuant to Kirby’s annual incentive plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Kirby also uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to but should only be considered in conjunction with Kirby’s GAAP financial information.
(3)
See Kirby’s annual report on Form 10-K for the year ended December 31, 2024, and its quarterly report on Form 10-Q for the quarter ended September 30, 2024 for amounts provided by (used in) investing and financing activities.
(4)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(5)
Inland marine transportation revenues divided by ton miles. Example: Third quarter 2025 inland marine transportation revenues of $379.3 million divided by 3,497 million inland marine transportation ton miles = 10.8 cents.
(6)
Towboats operated are the average number of owned and chartered towboats operated during the period.
(7)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.